Exhibit 99.2

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI declares dividend

PEORIA, ILLINOIS, February 10, 2011, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a first quarter regular cash dividend of $0.29 per share, the same amount as the prior quarter.  The dividend is payable on March 18, 2011 to shareholders of record as of February 28, 2011.

RLI has paid regular dividends for 139 consecutive quarters and increased regular dividends in each of the last 35 years.

The company’s dividend yield would be 2.08%, based on the $1.16 indicated annual dividend and today’s closing stock price of $55.77.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI is recognized as one of the insurance industry’s top performing companies by the Ward’s 50® Top P&C Performers and has been a member of the group for 20 straight years since its inception in 1991.

For additional information, contact RLI Treasurer & Chief Investment Officer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

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